EX-24.
POWER OF ATTORNEY RE GOVERNMENT FILINGS RELATED TO
WEBEX COMMUNICATIONS, INC.
I, Vanenburg Capital Management I BV, hereby appoint the General Counsel of WebEx Communications, Inc. as my agent and attorney-in-fact ("Agent") to act for me in any lawful way with respect to the execution, submittal, delivery and filing of documents and forms required or permitted to be filed with departments and agencies of local, state and federal governments, foreign and domestic, including but not limited to, filings with the United States Securities and Exchange Commission, in connection with my capacity as an employee, officer, director or shareholder of WebEx Communications, Inc., its affiliates and subsidiaries.
Any act done or document executed by my Agent on my behalf pursuant to this Power of Attorney shall be binding on me, my heirs, assigns and personal and legal representatives as if done personally by me.
This Power of Attorney is effective immediately and will continue until it is revoked, and shall not be affected by my incapacity or disability.
 I may revoke this Power of Attorney at any time by delivering a written revocation to the Agent. I agree that any third party who receives a copy of this document may act under and in reliance on it. Revocation or termination shall not be effective as to any third party relying on this instrument unless and until they have received actual notice thereof.
Signed this 23rd day of August 2003

/s/ J. Baan Signature (Mr. J. Baan)